                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                          (Amendment No. ____________)


                      Northwestern Steel and Wire Company
- -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   66836 20 4
                  ------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [X].

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 1 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      KNSW Acquisition Company, L.P.

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE LINE IF A MEMBER OF A GROUP*        (A)   [X]
                                                              (B)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      PN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 1 of 8 Pages

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 2 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kohlberg Associates, L.P.

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                              (b)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      PN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 8 Pages

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 3 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kohlberg & Kohlberg

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                              (b)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      PN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 8 Pages

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 4 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kim G. Davis

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                              (b)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      IN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 8 Pages

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 5 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jerome Kohlberg Jr.

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                              (b)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION


- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      IN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 8 Pages

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 6 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James A. Kohlberg

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                              (b)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      IN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 8 Pages

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 7 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      George W. Peck, IV

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                              (b)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      IN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 7 of 8 Pages

- --------------------                                           -----------------
CUSIP NO.  668367204                   13G                     Page 8 of 8 Pages
- --------------------                                           -----------------
- --------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Robert Svikhart

- --------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [X]
                                                              (b)   [_]

- --------------------------------------------------------------------------------
3   SEC USE ONLY


- --------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
- --------------------------------------------------------------------------------
  NUMBER OF     5   SOLE VOTING POWER

   SHARES

BENEFICIALLY    ----------------------------------------------------------------
                6   SHARED VOTING POWER
  OWNED BY
                      8,687,000 of Common Stock, par value $.01
    EACH        ----------------------------------------------------------------
                7   SOLE DISPOSITIVE POWER
 REPORTING

   PERSON       ----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER
    WITH
                      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,687,000 of Common Stock, par value $.01
- --------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      35.3%
- --------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

      IN
- --------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 8 of 8 Pages

ITEM 1(A)      NAME OF ISSUER:
               --------------

               Northwestern Steel and Wire Company

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               -----------------------------------------------

               121 Wallace Street
               Sterling, Illinois 61081

ITEM 2(A)      NAME OF PERSON FILING:
               ---------------------

               KNSW Acquisition Company, L.P. ("KNSW")
               Kohlberg Associates, L.P. ("Associates")
               Kohlberg & Kohlberg ("KK")
               Kim G. Davis
               Jerome Kohlberg Jr.
               James A. Kohlberg
               George W. Peck, IV
               Robert Svikhart

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
               -----------------------------------------------------------

               c/o Kohlberg & Co., L.P.
               116 Radio Circle
               Mt. Kisco, New York 10549

ITEM 2(C)      CITIZENSHIP:
               -----------

               KNSW and Associates are limited partnerships organized under the laws of the State of Delaware. KK is a New York general partnership. Messrs. Davis, Kohlberg, Kohlberg, Peck and Svikhart are United States citizens.

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:
               ----------------------------

               Common Stock, $.01 par value per share (the "Shares")

ITEM 2(E)      CUSIP NUMBER:
               ------------

               668367 20 4

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
               -------------------------------------------------------------

               This statement is not filed pursuant to Rules 13d-1(b) or 13d-
               2(b).

ITEM 4         OWNERSHIP:
               ---------

     (a)       Amount Beneficially Owned:  8,687,000

     (b)       Percent of Class:  35.3%

     (c)       Number of shares as to which such person has:

                 (i)     Sole power to vote or to direct the vote:  None.

                (ii)     Shared power to vote or to direct the vote:  8,687,000
                         Shares.

               (iii)     Sole power to dispose or to direct the disposition of:
                         None.

                (iv) Shared power to dispose or to direct the disposition of: 8,687,000 Shares.

               KNSW directly owns 8,687,000 Shares. Associates is the general partner of KNSW. KK, Kim G. Davis, George W. Peck, IV and Robert Svikhart are the general partners of Associates. Jerome Kohlberg Jr. and James A. Kohlberg are the general partners of KK.
               Messrs. Kohlberg, Kohlberg, Davis, Peck and Robert Svikhart may be deemed to share voting and dispositive power with respect to the Shares. Messrs. Kohlberg, Kohlberg, Davis, Peck and Svikhart disclaim such beneficial ownership.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
               --------------------------------------------

               Not applicable.

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               ---------------------------------------------------------------

               No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:
               -------------------------------------------------------------

               Not applicable.

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
               ---------------------------------------------------------

               Not applicable.

ITEM 9         NOTICE OF DISSOLUTION OF GROUP:
               ------------------------------

               Not applicable.

ITEM 10        CERTIFICATION:
               -------------

               Not applicable.

                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 1994


                                           KOHLBERG ASSOCIATES, L.P.



                                           By:  /s/ Kim G. Davis
                                                ---------------------
                                                Kim G. Davis
                                                General Partner

                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 1994


                                    KNSW ACQUISITION COMPANY, L.P.

                                    By:  Kohlberg Associates,
                                         L.P., its general partner


                                    By:  /s/ Kim G. Davis
                                         -------------------------
                                         Kim G. Davis
                                         General Partner

                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 1994



                                          /s/  Kim G. Davis
                                          -------------------------
                                          Kim G. Davis

                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 1994



                                          /s/ James A. Kohlberg
                                          ------------------------------
                                          James A. Kohlberg

                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 1994



                                      /s/  Jerome Kohlberg Jr.
                                      ------------------------------
                                      Jerome Kohlberg Jr.

                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 1994



                                          /s/  George W. Peck, IV
                                          ------------------------------
                                          George W. Peck, IV

                                   SIGNATURE
                                   ---------


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 1, 1994



                                          /s/ Robert Svikhart
                                          ------------------------------
                                          Robert Svikhart

                                   EXHIBIT 1
                                   ---------

                      SCHEDULE 13G JOINT FILING AGREEMENT


          The undersigned and each other person executing this joint filing agreement agree as follows:

          (i) The undersigned and each other person executing this joint filing agreement are individually eligible to use the Schedule 13G to which this
Exhibit is attached, and such Schedule 13G is filed on behalf the undersigned and each other person executing this joint filing agreement; and

          (ii) The undersigned and each other person executing this joint filing agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this joint filing agreement is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

          This Agreement may be executed in one or more counterparts by each person executing this joint filing agreement, and each such counterparts shall be an original but all of which, taken together, shall constitute but one and the same instrument.

Dated:   February 1, 1994


                                    KNSW ACQUISITION COMPANY, L.P.

                                    By:  Kohlberg Associates,
                                         L.P., its general partner


                                    By:  /s/ Kim G. Davis
                                         -------------------------
                                         Kim G. Davis
                                         General Partner

                                    KOHLBERG ASSOCIATES, L.P.



                                    By:   /s/ Kim G. Davis
                                          -------------------------
                                          Kim G. Davis
                                          General Partner



                                          /s/ Kim G. Davis
                                          -------------------------
                                          Kim G. Davis



                                          /s/ Jerome Kohlberg Jr.
                                          -------------------------
                                          Jerome Kohlberg Jr.



                                          /s/ James A. Kohlberg
                                          -------------------------
                                          James A. Kohlberg



                                          /s/ George W. Peck, IV
                                          -------------------------
                                          George W. Peck, IV



                                          /s/ Robert Svikhart
                                          -------------------------
                                          Robert Svikhart